Putnam California Tax Exempt Income Fund, March 31, 2014
Semiannual report

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1

Class A		26,492
Class B		   120
Class C		   730
Class M		    50

72DD2

Class Y		 1,033

73A1

Class A		0.160956
Class B		0.136156
Class C		0.130066
Class M		0.149908

73A2

Class Y		0.169450

74U1

Class A		159,405
Class B		    844
Class C		  5,423
Class M		    340

74U2

Class Y		  6,054

74V1

Class A		  7.99
Class B		  7.98
Class C		  8.03
Class M		  7.97

74V2

Class Y		  8.01


Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi-monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.


Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.